Exhibit 10.23

LIBOR TRANSITION AMENDMENT

THIS LIBOR TRANSITION AMENDMENT (this “Agreement”), dated as of October 19, 2021 (the “Amendment Effective Date”), is entered into among NASDAQ, INC., a Delaware corporation (the “Borrower”), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
RECITALS
WHEREAS, the Borrower, the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent, have entered into that certain Credit Agreement dated as of December 21, 2020 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);
WHEREAS, certain loans and/or other extensions of credit (the “Loans”) under the Credit Agreement denominated in Sterling (collectively, the “Impacted Currencies”) incur or are permitted to incur interest, fees, commissions or other amounts based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Credit Agreement; and
WHEREAS, applicable parties under the Credit Agreement have determined in accordance with the Credit Agreement that LIBOR for the Impacted Currencies should be replaced with a successor rate in accordance with the Credit Agreement and, in connection therewith, the Administrative Agent has determined that certain conforming changes are necessary or advisable.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.     Defined Terms. Capitalized terms used herein but not otherwise defined herein (including on any Appendix attached hereto) shall have the meanings provided to such terms in the Credit Agreement, as amended by this Agreement.
2.    Agreement. Notwithstanding any provision of the Credit Agreement, any other Loan Document or any other document related thereto to the contrary, the parties hereto hereby agree that the terms set forth on Appendix A shall apply to the Impacted Currencies for purposes of the Loan Documents. For the avoidance of doubt, to the extent provisions in the Credit Agreement apply to the Impacted Currencies and such provisions are not specifically addressed by Appendix A, the provisions in the Credit Agreement shall continue to apply to the Impacted Currencies.
3.    Conflict with Loan Documents. In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement or the other Loan Documents, the terms hereof shall control.
4.    Conditions Precedent. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts of this Agreement, properly executed by the Borrower and the Administrative Agent.

5.    Payment of Expenses. The Borrower agrees to reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Agreement (in the case of legal fees, to the extent provided in Section 9.03(a) of the Credit Agreement).
6.    Miscellaneous.
(a)The Loan Documents, and the obligations of the Borrower under the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms, as amended and modified hereby. This Agreement is a Loan Document.
(b)The Borrower (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its obligations under the Loan Documents, as amended and modified hereby, and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Documents.
(c)The Borrower represents and warrants that:
(i)    The execution, delivery and performance by such Person of this Agreement are within such Person’s organizational powers and have been duly authorized by all necessary organizational, partnership, member or other action, as applicable, as may be necessary or required.
(ii)    This Agreement has been duly executed and delivered by such Person, and constitutes a valid and binding obligation of such Person, enforceable against it in accordance with the terms hereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
(iii)    The execution and delivery by such Person of this Agreement and performance by such Person of this Agreement have been duly authorized by all necessary corporate or other organizational action, and do not and will not (w) violate the Organizational Documents of such Person, (x) violate any Requirement of Law applicable to such Person, (y) violate or result in a default under any indenture, agreement or other instrument binding upon such Person or any of its Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by such Person or any of its Subsidiaries or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, or (z) result in the creation or imposition of any Lien on any asset of such Person or any of its Subsidiaries, except Liens permitted by Section 6.02 of the Credit Agreement, except, in the case of clauses (x) and (y), for any such violations, defaults or rights that, would not reasonably be expected to have a Material Adverse Effect.
(d)This Agreement may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Agreement.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed Agreement which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Agreement converted into another format, for transmission, delivery and/or retention.

(e)Any provision of this Agreement held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof, and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(f)This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The terms of the Credit Agreement with respect to submission to jurisdiction, waiver of venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
BORROWER:    NASDAQ, INC.,
a Delaware corporation
By:    /s/ Scott Kaplan
Name:    Scott Kaplan
Title:    Vice President, Treasurer

[Signature Page – Nasdaq – LIBOR Transition Amendment (2021)]

ADMINISTRATIVE AGENT:    BANK OF AMERICA, N.A.,
as Administrative Agent
By:    /s/ Ronaldo Naval
Name:    Ronaldo Naval
Title:    Vice President

[Signature Page – Nasdaq – LIBOR Transition Amendment (2021)]

Appendix A

TERMS APPLICABLE TO ALTERNATIVE CURRENCY LOANS (AS DEFINED BELOW)

1.    Defined Terms. The following terms shall have the meanings set forth below:
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account specified in the Credit Agreement with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Alternative Currency” means each of the following currencies: Sterling.
“Alternative Currency Daily Rate” means, for any day, with respect to any Loan under the Credit Agreement denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.
“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan.
“Applicable Rate” means the Applicable Rate, Applicable Margin or any similar or analogous definition in the Credit Agreement.
“Base Rate” means the Base Rate, Alternative Base Rate, ABR or any similar or analogous definition in the Credit Agreement.
“Base Rate Loans” means a Loan that bears interest at a rate based on the Base Rate.
“Borrowing” means a Committed Borrowing, Borrowing, or any similar or analogous definition in the Credit Agreement.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws, rules, regulations, ordinances, codes or administrative or judicial authorities of, or are in fact closed in, (a) New York City, (b) Stockholm, Sweden (solely with respect to notices of borrowing under Section 2.03 of the Credit Agreement) or (c) the state in the United States of America where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located; provided that, if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Sterling, such day shall not be a day on which banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom.
“Committed Loan Notice” means a Committed Loan Notice, Loan Notice, Borrowing Notice, Borrowing Request, Continuation/Conversion Notice, or any similar or analogous definition in the Credit Agreement, and such term shall be deemed to include a Committed Loan Notice in the form attached hereto as Exhibit A.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SONIA or any proposed Successor Rate for any Alternative Currency, any conforming changes to the definition of “SONIA” or “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Dollar” and “$” mean lawful money of the United States of America.
“Dollar Equivalent” means the Dollar Equivalent or any similar or analogous definition in the Credit Agreement.
“Eurocurrency Rate” means Eurocurrency Rate, LIBOR, Adjusted LIBOR Rate, LIBOR Rate or any similar or analogous definition in the Credit Agreement.
“Eurocurrency Rate Loans” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
“Interest Payment Date” means, as to any Alternative Currency Daily Rate Loan, the first Business Day of each month and the applicable maturity date set forth in the Credit Agreement.
“Relevant Rate” means, with respect to any Loan denominated in Sterling, SONIA.
“Required Lenders” means the Required Lenders, Requisite Lenders, Majority Lenders or any similar or analogous definition in the Credit Agreement.
“Revaluation Date” means, with respect to any Loan, each of the following: (a) each date of a Borrowing of an Alternative Currency Loan, (b) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, (c) each other “Revaluation Date” (as defined in the Credit Agreement) for any Loan and (d) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require.
“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided, however, that, if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“SONIA Adjustment” means, with respect to SONIA, 0.0326% per annum.
“Successor Rate” means the Successor Rate, Alternative Currency Successor Rate, LIBOR Successor Rate or any similar or analogous definition in the Credit Agreement.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Eurocurrency Rate Loan, or an Alternative Currency Daily Rate Loan.
2.    Terms Applicable to Alternative Currency Loans. From and after the Amendment Effective Date, the parties hereto agree as follows:
(a)    Alternative Currencies. (i) No Alternative Currency shall be considered a currency for which there is a published LIBOR rate, (ii) the Applicable Reference Rate for any Loan denominated in an Alternative Currency shall be SONIA, and (iii) any request for a new Loan denominated in an Alternative Currency, or to continue an existing Loan denominated in an Alternative Currency, shall be deemed to be a request for a new Loan bearing interest at the Alternative Currency Daily Rate; provided that, to the extent any Loan bearing interest at the Eurocurrency Rate is outstanding on the Amendment Effective Date, such Loan shall continue to bear interest at the Eurocurrency Rate until the end of the current Interest Period or payment period applicable to such Loan unless, in the case of a Loan that bears interest at a daily floating rate, such daily floating rate is no longer representative or being made available, in which case such Loan shall bear interest at the applicable Alternative Currency Daily Rate immediately upon the effectiveness of this Agreement.
(b)     References to Eurocurrency Rate and Eurocurrency Rate Loans in the Credit Agreement and other Loan Documents.
(i)     References to the Eurocurrency Rate and Eurocurrency Rate Loans in provisions of the Credit Agreement and the other Loan Documents that are not specifically addressed herein (other than (x) the definitions of “Eurocurrency Rate” and “Eurocurrency Rate Loan”, (y) Section 2.14 of the Credit Agreement and (z) for the avoidance of doubt, such references that, by their terms, are only in respect of the Eurocurrency Rate for, or Eurocurrency Rate Loans denominated in, Dollars) shall be deemed to include Alternative Currency Daily Rates and Alternative Currency Loans, as applicable.
(ii)     [Reserved].
(c)     Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Alternative Currency Daily Rate” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate or the effect of any of the foregoing, or of any Conforming Changes.
(d)    Revaluation Dates. The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings and Loans denominated in Alternative Currencies. Such Spot Rates to be used for such purpose shall become effective as of such Revaluation Date and shall be the Spot Rates employed for calculating the Dollar Equivalent of such amounts until the next Revaluation Date to occur.
(e)    Borrowings and Continuations of Alternative Currency Loans. In addition to any other borrowing applicable requirements set forth in the Credit Agreement:
(i)    Alternative Currency Loans. Each Borrowing of Alternative Currency Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (Eastern time) three Business Days prior to the requested date of any such Borrowing. Each Borrowing of Alternative Currency Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof (rounded in accordance with Section 1.07(b) of the Credit Agreement). Each Committed Loan Notice for Alternative Currency Loans shall specify (i) that the Borrower is requesting a Borrowing, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the currency and principal amount of Loans to be borrowed and (iv) the Type of Loans to be borrowed. If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice, then the applicable Loans shall be made as Base Rate Loans denominated in Dollars. During the existence of an Event of Default, the Required Lenders may require that (x) no Loans may be requested as Alternative Currency Loans and (y) any or all of the then outstanding Alternative Currency Loans be redenominated into Dollars in the amount of the Dollar Equivalent thereof and converted to Base Rate Loans. Except as otherwise specified herein or in the Credit Agreement, no Alternative Currency Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Alternative Currency Loan and reborrowed in the other currency. For the avoidance of doubt, the Borrower shall not be required to deliver any notices of continuation of Alternative Currency Loans pursuant to this Agreement or Section 2.03 of the Credit Agreement.
(ii)    Conforming Changes. With respect to any Alternative Currency Daily Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, in the Credit Agreement or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement, the Credit Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(iii)    Committed Loan Notice. For purposes of a Borrowing of Alternative Currency Loans, the Borrower shall use the form of Committed Loan Notice attached hereto as Exhibit A.
(f)    Interest.
    (i)    Subject to the provisions of the Credit Agreement with respect to default interest, each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate.
    (ii)    Interest on each Alternative Currency Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified the Credit Agreement. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any debtor relief law.

(g)     Computations. All computations of interest for Alternative Currency Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Alternative Currency Loans as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Alternative Currency Loans for the day on which the Alternative Currency Loans is made, and shall not accrue on an Alternative Currency Loans, or any portion thereof, for the day on which the Alternative Currency Loans or such portion is paid; provided that any Alternative Currency Loans that is repaid on the same day on which it is made shall, subject to the terms of the Credit Agreement, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(h)    Successor Rates. The provisions in the Credit Agreement addressing the replacement of the Applicable Reference Rate (or a current Successor Rate) for a currency (other than such provisions that apply solely to the replacement of LIBOR for Dollars) shall be deemed to apply to Alternative Currency Loans and SONIA, as applicable, and the related defined terms shall be deemed to include Sterling, as applicable.

Exhibit A

COMMITTED LOAN NOTICE
Form of Borrowing Request
in respect of Alternative Currency Daily Rate Loans Denominated in Sterling
Date:             ,
To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of December 21, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Nasdaq, Inc., a Delaware corporation (the “Borrower”), any additional borrowers from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Issuing Bank.
The undersigned hereby requests (select one):
  a Borrowing of Revolving Loans, which, if requested, complies with the first sentence of Section 2.01 of the Agreement.
  a conversion of Alternative Currency Loans.
  a continuation of Alternative Currency Loans.

	Revolving A Loans	Revolving B Loans
1. On the following Business Day:[1]
2. In the following amount:[2]	£	£
3. Comprised of the following Type of Loan:	Alternative Currency Daily Rate Loan	Alternative Currency Daily Rate Loan
4. Denominated in the following Currency:	Sterling	Sterling
5. With the following Interest Period:	N/A	N/A

1 Borrowing Requests in respect of Alternative Currency Daily Rate Loans Denominated in Sterling must be delivered to the Administrative Agent by 11:00 a.m., New York City time, 3 Business Days prior to the requested date of any Borrowing or continuation of Alternative Currency Loans denominated in Sterling.
2 Each Borrowing of Alternative Currency Loans denominated in Sterling shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof (rounded in accordance with Section 1.07(b) of the Agreement).

[The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) of the Agreement shall be satisfied on and as of the date of the applicable credit extension.]3

3 Applicable only for a Borrowing (and not a continuation or conversion) of Revolving Loans pursuant to Section 4.02 of the Agreement.

NASDAQ, INC.
By:
Name:
Title:

A-8